Exhibit 99

                          Press Release

                              Dated

                         February 9, 1998





























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                         PRESS RELEASE


Today's Date:  February 9, 1998    For Information Contact:
                                   Bill W. Taylor, Exec. Vice President
                                   Chief Financial Officer
Release Date:  Immediate

                    Jacksonville Bancorp, Inc.

Jacksonville, Texas, February 9 , 1998 - Jacksonville Bancorp, Inc. (NASDAQ:JXVL), the holding company for Jacksonville Savings Bank, SSB of Jacksonville, Texas today reported net income of $783,000, or $.34 per share basis and $.32 per share diluted, for the three months ended December 31, 1997. This compares to $652,000, or $.26 per share basis and $.26 per share diluted, for the three months ended December 31, 1996.

According to Jerry Chancellor, President, net interest income increased to $2.1 million for the three months ended December 31, 1997 compared to $1.9 million for the comparable period in 1996. Chancellor stated that this increase was primarily due to increases in income on loans receivable, net and mortgage-backed securities portfolios.

Non-interest income for the three month period ended December 31, 1997 increased by $34,000 to $387,000 from $353,000 for the same period ended December 31, 1996. The gain was offset by an increase of $6,000 in non-interest expense for the comparable periods.

Mr. Chancellor reported an increase for the quarter in loans receivable, net of $974,000. In addition, during the period, Jacksonville originated and sold 109 loans in the amount of $8.5 million to the secondary market, keeping with managements decision to not portfolio these loans at current market interest rates. Of the total loans sold, servicing was retained on $7.9 million.

During the quarter deposits increased $4.0 million.   Jacksonville  assets
totaled $235.4 million with stockholders' equity of $34.4 million at December 31, 1997.

Jacksonville Bancorp, Inc.'s wholly owned subsidiary, Jacksonville Savings Bank, SSB, operates from its headquarters in Jacksonville, Texas and through its branch office network in Palestine, Tyler, Athens, Longview and Rusk.
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